Exhibit 99.2

CONTINENTAL MATERIALS CORPORATION
REPORTS UPDATED STATUS OF NON-COMPLIANCE WITH AMERICAN STOCK
EXCHANGE CONTINUED LISTING STANDARDS

CHICAGO, JUNE 12 — Continental Materials Corporation (AMEX; CUO) today is providing an updated report on its current status with regard to American Stock Exchange (“AMEX” or “Exchange”) continued listing standards. As previously reported, the Company is not in compliance with Sections 134 and 1101 of the AMEX Company Guide, specifically related to the Company’s failure to file its Annual Report on Form 10-K for its fiscal year ending December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2006. The Company’s listing is being continued pursuant to an extension granted by the Exchange. The extension requires the Company to file its Form 10-K with the Securities and Exchange Commission (“SEC”) by June 16, 2006 and its Form 10-Q by June 30, 2006. The Exchange may, in its sole discretion, initiate delisting proceedings if it determines that the Company is not in compliance with the continued listing standards by June 16, 2006 or does not make progress consistent with the Company’s plan prior to that date. Until the Company is current with its SEC filing requirements, its shares will be identified with an “LF” indicator on the Exchange’s consolidated tape.

The Company has not filed its Form 10-K or Form 10-Q. As previously disclosed, the Company was assessing the appropriateness of its segment disclosures in accordance with Statement of Financial Accounting Standards No.131, “Disclosures about Segments of an Enterprise and Related Information”. The Company is in the process of revising and finalizing this matter and is endeavoring to file by June 16, 2006. Should the Company be unable to file by June 16, 2006, the Company will seek an additional extension from the AMEX. The Company will file its Form 10-Q for the quarter ended April 1, 2006 as soon as practicable after filing the Form 10-K.

The Company does not anticipate any revisions to the 2005 unaudited financial information presented in its March 31, 2006 release nor to the unaudited financial information for the quarter ended April 1, 2006 presented in its May 16, 2006 press release.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that many factors could cause actual results to differ materially from those projected in such forward-looking statements, including the Company’s ability to obtain the required opinions and consents in time to meet the filing deadlines set forth by the AMEX, the expectation that there will be no revision to the unaudited financial information for fiscal year 2005 disclosed in a prior press release and the ability of the Company to obtain an additional extension from the AMEX. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Many of the factors that will determine these results and values are beyond the Company’s ability to control or predict, including, but not limited to, obtaining the requisite consents from the Company’s current and former auditors. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.